Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

FUQI INTERNATIONAL HOLDINGS CO., LTD.,

BEIJING YINZHONG TIANMEI JEWELRY CO., LTD.,

SHANGHAI TIANMEI JEWELRY CO., LTD.,

AND

CHUJIAN HUANG

DATED AS OF APRIL 18, 2008

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3.18	Compliance with Laws.	23
3.19	Environmental Matters.	23
3.20	Taxes.	23
3.21	Insurance.	24
3.22	Transactions with Affiliates.	24
3.23	Customer Relations.	24
3.24	Solvency; Post-Closing Financial Condition of Sellers.	24
3.25	Suppliers; Raw Materials.	25
3.26	Access to Buyer Information.	25
3.27	Foreign Corrupt Practices Act.	25
3.28	Additional PRC Representations.	26
3.29	Disclosure.	27
3.30	Complete and Accurate Schedules.	27

ARTICLE 4	Representations and Warranties of Buyer	27
4.1	Corporate Status; Authority.	27
4.2	Corporate Action.	27
4.3	No Conflicts.	28

ARTICLE 5	Non-competition	28
5.1	Defined Terms.	28
5.2	Non-competition.	29
5.3	Confidentiality.	30
5.4	Non-solicitation.	31
5.5	Reasonableness of Restrictions.	31
5.6	Remedy for Breach and Right to Injunction.	31
5.7	Severability and Enforceability.	31

ARTICLE 6	Additional Covenants	32
6.1	Access to Records.	32
6.2	Litigation Cooperation.	32
6.3	Employees.	32
6.4	Final Sales Tax Return.	33

ARTICLE 7	Survival of Representations and Warranties; Indemnification	33
7.1	General Provisions; Survival.	33
7.2	Indemnification by Sellers.	33
7.3	Indemnification by Buyer.	34
7.4	Procedures Relating to Third Party Claims.	35
7.5	Other Claims.	36

ARTICLE 8	Miscellaneous	37
8.1	Costs and Expenses.	37
8.2	Assignments.	37
8.3	Further Assurances.	37
8.4	Public Announcement.	37

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8.5	Notices.	37
8.6	Amendment and Modification.	38
8.7	Captions.	38
8.8	Governing Law.	38
8.9	Waiver of Provisions.	39
8.10	Counterparts.	39
8.11	Entire Agreement.	39
8.12	Definitions; Construction.	39
8.13	No Third Party Beneficiaries.	41
8.14	Jurisdiction; Service of Process.	41

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), made effective as of April 18, 2008, is entered into by and among Fuqi International Holdings Co., LTD., a British Virgin Islands company, Beijing YinZhong TianMei Jewelry Co., Ltd., a company established under the laws of the PRC (“TianMei Beijing”), Shanghai TianMei Jewelry Co., Ltd., a company established under the laws of the PRC (the “TianMei Shanghai” and together with TianMei Beijing, collectively the “Sellers” and each a “Seller”), and solely for purposes of Article 5 and Article 7, Chujian Huang, an individual residing in the PRC with holder of PRC identity card no. 440105196302250950 (the “Seller Principal”).

RECITALS

WHEREAS, Sellers are engaged in the business of (i) licensing, selling and distributing jewelry products, and (ii) owning and operating standalone stores and store counters for distribution of jewelry products, and (iii) licensing, selling, producing and distributing jewelry products, all under the name “Temix” (the “Business”);

WHEREAS, Sellers desire to sell, assign, and transfer to Fuqi International Holdings Co., LTD. and/or a subsidiary of Fuqi International Holdings Co., LTD. (“Buyer”), and Buyer desires to purchase from Sellers, substantially all of the assets owned, leased or used in connection with the Business, as described in more detail below, all on the terms and subject to the conditions described herein. In connection therewith, Buyer will assume only certain specified liabilities and obligations of the Business as further described herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1
Purchase and Sale of Assets; Assumption of Certain Specified Liabilities

1.1 The Acquired Assets.

Subject to and in reliance upon the representations, warranties, and agreements herein set forth, and subject to the terms and conditions herein contained, Sellers shall grant, convey, sell, assign, transfer, and deliver to Buyer on the Closing Date (as such term is defined herein), and Buyer shall purchase on the Closing Date, free and clear of all covenants, restrictions, liens, security interests, claims, pledges, assignments, subleases, options, rights of refusal, charges, leases, licenses, encumbrances and any other restriction of any kind or nature (collectively, “Liens”), all properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, wherever located, including the Business as a going concern and goodwill, that are owned, used, or held for use by Sellers and related to the Business, except for those assets which are expressly excluded pursuant to Section 1.2 hereof (collectively, the “Acquired Assets”). Without limiting the generality of the foregoing, the Acquired Assets shall include, without limitation, items in the following categories that conform to the definition of the term “Acquired Assets”:

(a) Inventories. All inventories (including raw materials, work-in-progress, and finished goods) and supplies of Sellers (collectively, the “Inventory”), including, without limitation, Inventory held at each of the counter and stores operated in the Business, except for, if any, inventories held on a consignment basis for the other suppliers;

(b) Prepaid Items. All prepaid items and expenses (other than prepaid Taxes (as such term is defined herein));

(c) Machinery, Equipment, and Other Personal Property. All physical assets, machinery, equipment, automobiles, trucks, furniture, fixtures, office materials and supplies, computer hardware and software, spare parts, and other tangible personal property of every kind and description owned, leased, or licensed by each Seller and used or held for use in connection with the Business, including those set forth on Schedule 3.10(b) (the “Tangible Personal Property”);

(d) Real Property. Each Seller’s interest in all of the Real Property leased by each Seller and used or held for use in connection with the Business, including the properties listed on Schedule 3.11 (collectively, the “Leased Real Property”);

(e) Contracts. Each Seller’s rights under all contracts, leases, licenses, indentures, agreements, commitments, and all other contractual arrangements, whether oral or written, express or implied (collectively, the “Contracts”), including those Material Contracts listed on Schedule 3.17, subject to the provisions of Section 2.11 (collectively, the “Assumed Contracts”);

(f) Intellectual Property. Each Sellers’ rights and goodwill in and to all trademarks, service marks, franchises, patents, trade names, jingles, slogans, and logotypes, copyrights and other intangible rights (registered or unregistered), including any applications therefor and all drawings and designs, know-how, show-how trade secrets and secret processes and formulas and licenses with respect to intangible property rights, computer programs and program rights, and other intangible property and proprietary rights, whether or not subject to statutory registration or protection (collectively, the “Intellectual Property”);

(g) Files and Records. All files, records, books of account, general, financial, and accounting records, invoices, computer programs, tapes, electronic data processing software, customer and supplier lists, correspondence, and other records of Sellers;

(h) Security Deposits. All security deposits held by third parties for the benefit of any Seller;

(i) Goodwill. Each Seller’s goodwill in, and the going concern value of, the Business;

(j) Permits, Licenses, and Authorizations. All governmental permits, licenses, and authorizations held by any Seller, including, without limitation, those listed on Schedule 3.8, to the extent the same may be transferred to Buyer, including membership of Shanghai Diamond Exchange;

(k) Guarantees. All guarantees, warranties, indemnities, and similar rights in favor of any Seller with respect to the Business or any of the Acquired Assets; and

(l) Asset List. Those items listed on the asset list attached as Schedule 1.1(l) hereto.

1.2 Excluded Assets.

The following shall be excluded from the Acquired Assets and retained by Sellers (collectively, the “Excluded Assets”):

(a) Cash and Investments. All cash on hand or in bank accounts and other cash items, cash equivalents, and short-term investments;

(b) Claims for Taxes. Any and all claims of any Seller for refunds, carrybacks, carryforwards, and credits relative to Taxes paid or attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date;

(c) Employee Benefit Plans. All Employee Benefit Plans (as such term is defined herein), including, without limitation, employee pension, profit sharing 401(k), medical benefit or health plans and trusts, ORSO Scheme, MPF Scheme, and related trust accounts, funds, insurance policies, investments, or other assets;

(d) Retained Rights. Any property, right, or asset arising from and directly related to the defense, release, compromise, discharge, or satisfaction of any of the Retained Liabilities (as such term is defined herein) unless such property, right, or asset is included on the Balance Sheet;

(e) Corporate Records. The minute books, seal, stock records, tax returns and tax records of each Seller;

(f) Personnel Records. The personnel records of each Seller with respect to the employees of the Business;

(g) Current Assets. The current assets of each Seller listed on Schedule 1.2(g) hereto; and

(h) Equity Interests. The equity interests of each Seller.

1.3 Assumption of Certain Liabilities; Retained Liabilities.

(a) Upon the terms and subject to the conditions of this Agreement, effective as of the Closing Date, Buyer shall assume and agree to pay, honor, perform, and discharge when due and payable, and indemnify and hold harmless Sellers from and against the specific liabilities and obligations set forth below which relate to the operation of the Business or the Acquired Assets as of the Closing Date (the “Assumed Liabilities”), which assumption by Buyer will be evidenced by the execution and delivery of an Assignment and Assumption Agreement substantially in the form of Exhibit A attached hereto (the “Assignment and Assumption Agreement”). The Assumed Liabilities shall consist solely of (i) all liabilities and obligations that arise or accrue on or after the Closing Date under the express terms of the Assumed Contracts, but not including any liability or obligation for any breach thereof or default thereunder occurring on or prior to the Closing Date and (ii) those liabilities as set forth on Schedule 1.3(a) hereto.

(b) Buyer shall in no event assume or be deemed to assume, nor shall it be liable for, any obligations or liabilities of any Seller of any nature whatsoever (whether express or implied, fixed or contingent, known or unknown) other than the Assumed Liabilities (all obligations and liabilities of any Seller other than the Assumed Liabilities are referred to herein collectively as the “Retained Liabilities”). Without limiting the generality of the foregoing, Retained Liabilities shall include:

(i) liabilities relating to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the consummation of the Contemplated Transactions, including all legal and accounting fees and all brokers’ of finders’ fees or commissions payable by any Seller;

(ii) liabilities of Seller relating to or arising out of the Excluded Assets;

(iii) liabilities arising out of any lawsuit or claim, whether or not identified on Schedule 3.15.

(iv) liabilities of any Seller to any Related Party;

(v) liabilities to, under or with respect to any Employee Benefit Plan and the administration of any Employee Benefit Plan, or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits with respect to employees of former employees of any Seller or any of its predecessors, under any employment, severance, retention or termination agreement with any employee of any Seller or any of its Related Parties, or arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer;

(vi) liabilities relating to any Taxes, including transfer Taxes and Taxes based on net income or attributable to sales or use that are assessed, accrued, or attributable for periods on or prior to the Closing Date and related penalties and interest, if any, whether or not be reason of in connection with, transactions contemplated by this Agreement;

(vii) liabilities relating to any complaint, action, arbitration or regulatory, administrative or government proceeding or investigation involving any Seller arising from actions of any Seller on or prior to the Closing Date, other than collection actions initiated by any Seller relating to the Business;

(viii) liabilities of any Seller for borrowed funds, capital leases, and notes payable;

(ix) liabilities arising out of any transaction affecting any Seller, and liabilities and obligations incurred by any Seller, on or after the Closing Date;

(x) liabilities arising out of any transaction affecting any Seller, and liabilities and obligations incurred by any Seller, prior to the Closing Date to the extent such liabilities were not incurred under the express terms of the Assumed Contracts;

(xi) any liability or obligation to indemnify, defend, or hold harmless any Seller’s officers, managers, employees, agents, or any Related Party;

(xii) liabilities of any Seller or any of its predecessors arising out of or relating to (i) any action, omission, or condition occurring or existing prior to the Closing Date to the extent that such action, omission, or condition constitutes a violation or alleged violation by or a liability or obligation of any Seller or any subsidiary, affiliate or predecessor under any Environmental Law or (ii) arising from the release, investigation, clean-up or remediation of any hazardous substance (as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended (and any applicable similar state laws governing the clean-up and remediation of hazardous substances (“CERCLA”))) in connection with the disposal, treatment, or transport (or arrangement for disposal, treatment or transport) of such hazardous substance by any Seller o any subsidiary, affiliate or predecessor of any Seller, pursuant to CERCLA; and

(xiii) any liabilities attributable to Excluded Assets.

1.4 Purchase Price and Payment.

(a) Aggregate Purchase Price. The aggregate purchase price to be paid by Buyer to the Sellers for the Acquired Assets shall be Eighty Million Yuan Renminbi (80,000,000 Yuan RMB) (the “Purchase Price”), which amount shall be paid in cash as more specifically set forth in this Section 1.4.

(b) Payment of the Purchase Price at Closing. The Purchase Price shall be payable to Sellers as follows an aggregate of not exceeding Sixty-Four Million Yuan Renminbi (64,000,000 Yuan RMB), which is equal to 80% of the Purchase Price, in cash to be delivered to Sellers at Closing by wire transfer of immediately available funds pursuant to written instructions provided by Sellers to Buyer.

(c) Escrow Deposit. At Closing, Buyer shall deposit in escrow with Mellon Bank, N.A., as escrow agent (the “Escrow Agent”), an amount in cash equal to Sixteen Million Yuan Renminbi (16,000,000 Yuan RMB) (the “Escrow Deposit”), which is equal to twenty percent (20%) of the Purchase Price. The Escrow Deposit will be held by the Escrow Agent for a period of six (6) months from the Closing Date and shall be subject to set-off from undiscovered inventory defects or descriptions in accordance with the escrow agreement in substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”).

1.5 Allocation of Purchase Price.

The Purchase Price shall be allocated among the Acquired Assets in accordance with the allocations set forth in Annex 1. Sellers shall timely and properly prepare, execute, file and deliver any and all documents, forms and authorizations (including powers of attorney) as Buyer may reasonably request in order to prepare and report such allocation (including any amendments thereto) to Taxing authorities. Buyer and Sellers shall report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby, including, if applicable, the PRC Enterprise Income Tax, stamp duty, the Internal Revenue Code of 1986, as amended (the “Code”), in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, or otherwise.

ARTICLE 2
Closing; Deliveries of the Parties at Closing

2.1 The Closing.

The consummation of the transactions provided for in this Agreement (the “Closing”), which shall be deemed to occur at the close of business on the Closing Date, shall take place at the offices of Kirkpatrick & Lockhart Preston Gates Ellis LLP, 10100 Santa Monica Boulevard, 7th Floor, Los Angeles, CA 90034, at 10:00 a.m. PST on the second business day following the date on which the last to be fulfilled or waived of the conditions set forth in Sections 2.2 and 2.3 of this Agreement shall be satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other place and/or on such other date as the parties may agree. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

2.2 Conditions Precedent to Obligation of Buyer.

The obligation of Buyer to proceed with the Closing is expressly subject to the fulfillment prior to or at Closing of the conditions precedent set forth in this Section 2.2. Any one or more of these conditions precedent may be waived, in whole or in part, in writing by Buyer at Buyer’s sole option.

(a) Representations and Warranties. The representations and warranties of each Seller and Seller Principal contained in Article 3 shall be, individually and collectively, true and correct (in the case of any representation or warranty containing any materiality qualification) or true and correct in all material respects (in the case of any representation or warranty without any materiality qualification) (i) at and as of the date of this Agreement and (ii) on and as of the Closing Date as if made on the Closing Date.

(b) Agreements. Each Seller and each Seller Principal, as applicable, shall have performed in all material respects all of the agreements and complied with all of the provisions required by this Agreement and the Seller Transaction Documents to be performed or complied with by such party at or before the Closing Date.

(c) Litigation. Neither any Seller, any Seller Principal nor Buyer shall be (i) subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated by this Agreement or (ii) have received written notice from any Governmental Entity of its intention to institute any action or proceeding seeking to restrain, enjoin, or nullify this Agreement or the transactions contemplated hereby. Neither any Seller, any Seller Principal nor Buyer shall have received any claim by any Person (written or oral) asserting that any Person other than the respective Seller (x) is the owner of the Acquired Assets, (y) has any Lien on the Acquired Assets, or (z) is entitled to all or any portion of the Purchase Price.

(d) No Material Adverse Effect. Between the date of this Agreement and the Closing Date, no event or events shall have occurred which, individually or in the aggregate, has had or could have a Seller Material Adverse Effect.

(e) Closing Certificate. The Seller Principal shall have delivered a certificate relating to each Seller, dated as of the Closing Date, in a form satisfactory to Buyer, certifying to the fulfillment of the conditions set forth in subparagraphs (a), (b), (c), and (d) of this Section 2.2. The contents of these certificates shall constitute a representation and warranty of each Seller and the Seller Principal as of the Closing Date and shall be deemed fully incorporated into this Agreement.

(f) Audited Financial Statements. Buyer or its Representatives shall have completed an audit of the books and records of each Seller satisfactory in form and substance to Buyer, at its sole discretion.

(g) Unencumbered Title. Buyer shall have received copies of such releases and documents, and reviewed other such evidence as Buyer deems necessary to assure Buyer that the Acquired Assets are being delivered free and clear of all Liens and encumbrances.

(h) Equipment Leases. Any and all equipment leases for Tangible Personal Property shall have been paid in full by the Sellers and Buyer shall have received such evidence as Buyer deems necessary, in its sole discretion, to assure Buyer that such equipment is being delivered free and clear of all Liens pursuant to the terms of the applicable lease.

(i) Leased Real Property. Each landlord under a lease for any Leased Real Property, to the extent required under such lease, shall have consented in writing to the assignment of such Leased Property to Buyer as contemplated by this Agreement, waived in writing any provisions of such lease that would prevent such assignment, cause the termination of the lease for such Leased Real Property, or otherwise be inconsistent with the transactions contemplated by this Agreement.

(j) Material Consents. Each of the third party approvals or consents identified in Schedule 2.2(j) (the “Material Consents”) shall have been obtained and shall be in full force and effect.

(k) Required Authorizations. Each Seller and each party to this Agreement shall have received all required authorizations under any applicable law necessary to consummate the transactions contemplated by this Agreement.

(l) Closing Documents. Buyer shall have received the other agreements and documents referred to in Section 2.6. All certificates, opinions, and other documents delivered by each Seller to Buyer under this Agreement shall be in form and substance satisfactory to Buyer.

2.3 Conditions Precedent to Obligation of Sellers.

The obligation of each Seller to proceed with the Closing is expressly subject to the fulfillment prior to or at Closing of the conditions precedent set forth in this Section 2.3. Any one or more of these conditions may be waived, in whole or in part, in writing by any Seller at the sole option of such Seller.

(a) Representations and Warranties. The representations and warranties of Buyer contained in Article 4 shall be, individually and collectively, true and correct (in the case of any representation or warranty containing any materiality qualification) or true and correct in all material respects (in the case of any representation or warranty without any materiality qualification) (i) at and as of the date of this Agreement, and (ii) on and as of the Closing Date as if made on the Closing Date.

(b) Agreements. Buyer shall have performed in all material respects all of the agreements and complied with all of the provisions required by this Agreement and the Buyer Transaction Documents to be performed or complied with by it at or before the Closing Date.

(c) Litigation. Buyer shall not (i) be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated by this Agreement, or (ii) have received written notice from any Governmental Entity of its intention to institute any action or proceeding seeking to restrain, enjoin, or nullify this Agreement or the transactions contemplated hereby.

(d) Closing Documents. Sellers shall have received the documents and other items referred to in Section 2.7.

2.4 Seller Covenants.

Each Seller covenants and agrees as follows:

(a) Pre-Closing Conduct of Business.

Between the date of this Agreement and the Closing Date, each Seller shall (and the Seller Principal shall cause each Seller to) operate the Business and perform its obligations under all Contracts and agreements relating to the Business in the usual and ordinary course of business and in accordance with existing policies and past practices, except as expressly contemplated by this Agreement. Without limiting the generality of the foregoing, no Seller shall (without the prior written consent of the Buyer, which it may withhold in its sole discretion):

(i) engage in any transaction outside the ordinary course of business;

(ii) incur or commit to incur any indebtedness for borrowed money, or incur any other indebtedness outside the ordinary course of business consistent with past practice as disclosed by the Sellers in writing to the Buyer;

(iii) assume, guarantee, endorse, or otherwise become responsible for the obligations of any other Person or make any loans or advances to any Person, except in the ordinary course of business consistent with past practice as disclosed by the Sellers in writing to the Buyer;

(iv) issue, sell, pledge, lease, dispose of, encumber, or authorize the issuance, sale, pledge, lease, disposition, or encumbrance of (i) any shares of capital stock of any class or any other equity interest or any options, warrants, convertible securities, or other rights of any kind to acquire any shares of capital stock or equity interest, or any other ownership interest, of such Seller, or (ii) any assets that are material, individually or in the aggregate, to the Business except for the sales of Inventory or repair or rental of equipment in the ordinary course of business and in a manner consistent with past practice as disclosed by the Sellers in writing to the Buyer;

(v) incur any obligations for capital expenditures or purchase any fixed assets other than in the ordinary course of business and in a manner consistent with past practice as disclosed by the Sellers in writing to the Buyer;

(vi) make any payments for the benefit of any Seller Principal, including payments of any kind in respect of any Excluded Assets;

(vii) grant or pay any bonus, increases in compensation, incentive compensation, or other employee benefit to, or enter into any contract with, its officers or its employees;

(viii) initiate, settle, or compromise any material claims or litigation, enter into, modify, amend, or terminate any Contract or, except in the ordinary and usual course of business, waive, release, or assign any material rights or claims;

(ix) make any material change in its selling, and distribution, marketing, pricing, advertising or collection practices, including any special effort or program to sell products to customers or to discount, factor or collect sooner than normal any accounts receivable;

(x) permit any insurance policy naming any Seller as a beneficiary or a loss payable payee to be canceled or terminated;

(xi) take any action or omit to take any action, which action or omission could result in any Seller being unable to satisfy any of the conditions set forth in Article 2; nor

(xii) agree or commit to any of the foregoing.

(b) Business and Goodwill. Prior to the Closing Date, each Seller shall (and the Seller Principal shall cause each Seller to) use its reasonable best efforts to preserve intact the Business, to preserve and maintain its goodwill and business relationships with customers, suppliers, employees and others having business relations with it, and to maintain in full force and effect and to protect and enforce, each in accordance with past practices, all permits, licenses, authorizations and Intellectual Property rights of Sellers.

(c) Insurance. Each Seller shall (and the Seller Principal shall cause each Seller to) maintain or cause to be maintained, in full force and effect, through the Closing, all of the insurance policies of or covering each Seller, the Business, the Acquired Assets and each Seller’s employees in effect on the date of this Agreement, unless replaced by substantially comparable coverage. Each Seller shall promptly advise in writing Buyer of any fire, accident, or other casualty or loss occurring on or before the Closing which individually or in the aggregate adversely affects the value of the Acquired Assets in an amount in excess of $25,000.

(d) Exclusive Dealing. Until the Closing Date or such time, if any, as this Agreement is terminated pursuant to the provisions hereof, no Seller or Seller Principal shall, directly or indirectly, initiate, encourage or solicit any inquiries or the making of any proposal with respect to, or engage in discussions or negotiations with, or provide information to any Person in connection with, the possible acquisition or disposition of the Business, any of the Acquired Assets, or any other assets of any Seller, or any membership interest of any Seller or authorize or permit any Person to do so on any Seller’s behalf.

(e) Access to each Seller, Files, and Records. At the reasonable request of Buyer and upon reasonable advance notice, each Seller each Seller shall (and the Seller Principal shall cause each Seller to), during normal business hours, give or cause to be given to the Representatives of Buyer (i) full access to the Leased Property, management personnel, property, accounts, books, deeds, title papers, insurance policies, licenses, agreements, contracts, commitments, logs, records and files of every character, related to the equipment, machinery, fixtures, furniture, vehicles and notes and accounts payable and receivable, and (ii) all such other information as Buyer may reasonably request, all as it relates to the Business; provided, however, that no Seller shall be required to permit such access or provide such information to the extent it unreasonably interferes with the operation of the Business by any Seller.

(f) Notice of Proceedings. Each Seller shall (and the Seller Principal shall cause each Seller to) promptly notify Buyer telephonically and in writing upon that Seller (i) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or (ii) receiving any notice from any Governmental Entity of its intention (A) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or (B) to nullify or render ineffective this Agreement or such transactions if consummated.

(g) Required Approvals. As promptly as practicable after the date of this Agreement, each Seller shall (and the Seller Principal shall cause each Seller to) make all filings required by law to be made by that Seller in order to consummate the transactions contemplated by this Agreement. Each Seller and the Seller Principal shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or that the Buyer is required by law to make in connection with the transactions contemplated by this Agreement. Each Seller and the Seller Principal also shall cooperate with Buyer and its Representatives in obtaining all Material Consents.

2.5 Buyer Covenants.

Buyer covenants and agrees to promptly notify Sellers upon Buyer (a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder or (b) receiving any notice from any Governmental Entity of its intention (i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or (ii) to nullify or render ineffective this Agreement or such transactions if consummated.

2.6 Deliveries at the Closing by Sellers.

At the Closing, the Sellers shall deliver to Buyer (unless delivered previously):

(a) a duly executed Bill of Sale in substantially the form of Exhibit C attached hereto (the “Bill of Sale”), together with assignments, certificates of title and other instruments of sale, transfer, and assignment in form and substance reasonably satisfactory to Buyer and its counsel sufficient to sell, transfer, and assign to Buyer all right, title, and interest of each Seller and good and valid title to each Seller’s interest in and to the Acquired Assets;

(b) the duly executed Assignment and Assumption Agreement;

(c) certified copies of resolutions, duly adopted by the Board of Directors and all equity holders of each Seller, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery, and performance by each Seller of this Agreement and the consummation of the transactions contemplated hereby and any other authorization required for the transfer of the Acquired Assets to Buyer;

(d) a legal opinion of Shanghai Young-Ben Law Firm, legal counsel to Sellers, dated as of the Closing Date, substantially in the form of Exhibit D attached hereto;

(e) a duly executed Employment Agreement between Buyer and Seller Principal to be mutually agreed upon by Seller Principal and Buyer (the “Employment Agreement”);

(f) a certificate executed by an officer of each Seller certifying the accuracy of that Seller’s representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 2.4;

(g) a certificate of the Secretary of each Seller certifying, as complete and accurate as of the Closing, attached copies of the charter documents, including the articles of association and bylaws (the “Governing Documents”), of that Seller, certifying and attaching all requisite resolutions or actions of that Seller’s board of directors and equity holders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and certifying to the incumbency and signatures of the officers of that Seller executing this Agreement and any other Transaction Document;

(h) all termination statements and releases necessary or appropriate to terminate, release, and discharge any Liens (other than Permitted Liens) on or affecting the Acquired Assets, including, without limitation, any Liens on or affecting any equipment included in the Tangible Personal Property;

(i) a duly executed Intellectual Property Transfer Agreement between Buyer and Seller Principal, substantially in the form of Exhibit F attached hereto (the “IP Transfer Agreement”); and

(j) such other documents or instruments as Buyer or its counsel may request that are reasonably required to be delivered by Sellers at or prior to Closing pursuant to this Agreement or otherwise required in connection herewith (such items referred to in clauses (a) through (j), together with this Agreement are collectively referred to as the “Seller Transaction Documents”).

2.7 Deliveries at the Closing by Buyer.

At the Closing, Buyer shall deliver to Sellers (unless delivered previously):

(a) the duly executed Assignment and Assumption Agreement;

(b) the duly executed Employment Agreement;

(c) the duly executed IP Transfer Agreement;

(d) a certificate executed by an officer of Buyer certifying the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 2.3(a) and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 2.5; and

(e) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies the charter documents, including the articles of association and bylaws, of Buyer, certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other Transaction Document (such items referred to in clauses (a) through (e), together with this Agreement are collectively referred to as the “Buyer Transaction Documents”).

2.8 Passage of Title.

Title to all Acquired Assets shall pass from Sellers to Buyer at Closing, subject to the terms and conditions of this Agreement.

2.9 Transfer Taxes, Etc.

Sellers shall pay all transfer, documentary, notarization, sales (including bulk sales), use, value added, stamp duty, stamp gross receipts, registration conveyance, excise, deed, business, Enterprise Income Tax, import, land appreciation, and other similar Taxes and fees (including any penalties, interest and additions to Tax) (“Transfer Taxes”), arising out of or attributable to the consummation of the transactions contemplated by this Agreement. Each Seller shall prepare and timely file all Returns required to be filed in respect of Transfer Taxes. Each Seller and Buyer shall cooperate to minimize, to the extent permitted by law, the amount of any Transfer Taxes imposed with respect to the transactions contemplated by this Agreement, including by utilizing any applicable sales tax exemptions for occasional sales.

2.10 Right to Contest.

The assumption and agreement by Buyer to pay, perform, and discharge the Assumed Liabilities shall not prohibit Buyer from contesting with a third party, in good faith and at the expense of Buyer, the amount, validity, or enforceability of any Assumed Liability.

2.11 Non-assignable Contracts and Rights.

To the extent that the assignment by any Seller of any contract, property, right, or asset to be assigned to Buyer pursuant to this Agreement shall require the consent or approval of any other party, and such consent or approval shall not have been obtained at the time of the Closing, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof or would in any way adversely affect the rights of the Seller (or Buyer, as assignee) thereunder. If any such consent or approval is required but not obtained on the Closing Date, the parties covenant and agree that in such case, the applicable Seller shall continue to deal with the other contracting party or parties, with the benefits of such contract, property, right, or asset after the Closing Date accruing to the benefit of Buyer; such Seller shall hold all moneys received thereunder for the benefit of Buyer and shall pay the same to Buyer when received. Nothing in this Section 2.11 shall be deemed a waiver by Buyer of its right to receive an effective assignment of the Acquired Assets on the Closing Date, nor shall this Section 2.11 be deemed to constitute an agreement to exclude from the Acquired Assets any assets described in this Section 2.11.

2.12 Casualty Damage.

Notwithstanding anything else in this Agreement to the contrary, if, prior to Closing, the Acquired Assets (or any portion thereof) are damaged by fire or any other cause, the reasonable estimate of the immediate repair of which would cost more than $100,000, Buyer may, at its option, which may be exercised by written notice given to Sellers within ten (10) business days after Buyer’s receipt of notice of such loss, declare this Agreement null and void, or Buyer may close subject to (a) reduction of the Purchase Price by the amount of any applicable insurance deductible which shall be paid by Buyer and (b) assignment to Buyer of the proceeds from any insurance carried by any Seller covering such loss. If, prior to Closing, the Acquired Assets (or any portion thereof) are damaged by fire or any other cause, the reasonable estimate of the repair of which would cost $100,000 or less, such event shall not excuse Buyer from its obligations under this Agreement, but the Cash Purchase Price shall be reduced by an amount equal to the amount of such loss in excess of any insurance proceeds actually received by Buyer in connection with such loss.

2.13 Evidence of No Taxes Due.

On or before the Closing Date, each Seller shall provide to Buyer evidence to the satisfaction of Buyer indicating that no Taxes are due to any state or other taxing authority for which Buyer could have liability to withhold or pay Taxes with respect to the transfer of the Acquired Assets or the Business.

2.14 Fulfillment of Conditions and Agreements Prior to Closing.

Each party shall use commercially reasonable efforts to satisfy all of those conditions to the obligations of the other under this Article 2 that are not beyond its reasonable control on or prior to the Closing Date. Each party shall use commercially reasonable efforts to take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable, including making or obtaining any and all consents and authorizations, to consummate and make effective the transactions contemplated by this Agreement, including making all filings required under applicable law. Notwithstanding the foregoing, Buyer shall not be required to take any action to comply with any legal requirement or agree to the imposition of any Governmental Entity order, judgment, or decree that would (a) prohibit or restrict the ownership or operation by Buyer of any portion of the Acquired Assets, (b) compel Buyer to dispose of or hold separate any portion of its assets, or (c) impose any limitation on the ability of Buyer to own or operate the Business.

2.15 Termination Prior to Closing.

(a) Events of Termination. This Agreement may be terminated in writing at any time prior to the Closing by: (i) the mutual consent of Buyer, on the one hand, and Sellers, on the other hand; (ii) Buyer, if any of the conditions specified in Section 2.2 shall not have been fulfilled (or if satisfaction becomes impossible) by August 31, 2008 and shall not have been waived by Buyer; (iii) Sellers, if any of the conditions specified in Section 2.3 shall not have been fulfilled (or if satisfaction becomes impossible) by August 31, 2008 and shall not have been waived by Sellers; (iv) Buyer, if a material breach of any provision of this Agreement has been committed by any Seller and such breach has not been cured or waived by Buyer; and (v) Sellers, if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been cured or waived by Sellers.

(b) Consequences of Termination. If this Agreement is terminated by mutual consent of Sellers and Buyer, no party hereto shall have any obligation to any other party as a result of that termination. If any party terminates this Agreement for any other reason described in Section 2.15(a), Buyer, on the one hand, and Sellers, on the other hand, shall be liable to the other for any material breach of this Agreement by such party which breach led to such termination. Each party shall also be entitled to any other remedy to which it may be entitled at law or in equity, including injunctive relief and specific performance, in the event of a termination of this Agreement. If the Closing does not occur on or before August 31, 2008 or such later date as the parties may agree upon, and no party’s material breach of this Agreement was the cause of the failure to close by that date, then no party shall have any liability to the other party under this Agreement, and this Agreement shall terminate. All rights and obligations of the parties set forth in Article 7 and Sections 8.1, 8.4, and 8.5, and shall survive termination of this Agreement.

ARTICLE 3
Representations and Warranties of Sellers and Seller Principal

Each Seller and Seller Principal hereby jointly and severally represents and warrants to Buyer as follows:

3.1 Corporate Status; Authority.

Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the place of its incorporation or establishment. Each Seller is duly qualified and in good standing to do business as a foreign entity in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, have not had and will not have or be reasonably expected to have a material adverse effect (a) on the condition (financial or otherwise), liabilities, properties, assets, or results of operations of the Business, taken as a whole, or (b) on the ability of any Seller to perform its obligations under or to consummate the transactions contemplated by this Agreement (a “Seller Material Adverse Effect”). Each Seller has all requisite corporate power to carry on its business and operations as it is now being conducted and to own and operate the Business, and to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

3.2 Corporate Action; Authority; Execution.

All corporate, individual, board and equity holder actions and proceedings necessary to be taken by or on the part of each Seller and Seller Principal in connection with the transactions contemplated by this Agreement and the Seller Transaction Documents have been duly and validly taken, and this Agreement has been duly and validly authorized, executed, and delivered by each Seller and Seller Principal and constitutes, and each of the other Seller Transaction Documents, as applicable, will be duly and validly authorized, executed, and delivered by each Seller and will constitute, the legal, valid, and binding obligation of each Seller and Seller Principal, enforceable against each Seller and Seller Principal in accordance with and subject to its terms, except as may be limited by bankruptcy or other laws affecting creditors’ rights and by equitable principles.

3.3 No Conflicts.

Neither the execution, delivery, and performance by each Seller of the Seller Transaction Documents nor the consummation by each Seller of the transactions contemplated thereby is an event that, by itself or with the giving of notice or the passage of time or both, will (a) conflict with any of the Seller’s charter documents, as the same may have been amended from time to time, (b) constitute a violation of, or conflict with, or result in any breach of or any default under, or constitute grounds for termination or acceleration of, any license, mortgage, indenture, lease, Contract (including the Assumed Contracts), agreement or instrument to which each Seller is a party or by which any Seller is bound or result in the creation of any Lien (other than a Permitted Lien) upon any of the Acquired Assets, or (c) violate (i) any judgment, decree, or order or (ii) any statute, rule, or regulation, in each such case, applicable to any Seller or Seller Principal. The execution, delivery, and performance by each Seller of this Agreement, and the consummation by each Seller of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Entity.

3.4 Stockholder; Equity Interests/Subsidiaries.

(a) Schedule 3.4 identifies each and every holder of any equity interest of each Seller and his or her respective equity interests in each Seller. Each holder identified on Schedule 3.4 hereto is the bona fide owner of the equity interests set forth opposite his or her name.

(b) The Acquired Assets do not include, directly or indirectly, any capital stock of or other equity interests in any corporation, partnership, limited liability company, limited liability partnership or other Person, and no Seller is a member of or participant in any partnership, joint venture, limited liability company, limited liability partnership or similar Person.

3.5 Financial Statements and Records.

(a) Each Seller has delivered to Buyer true, correct, and complete copies of the balance sheet of Seller as at December 31, 2007 and February 29, 2008 (the “Balance Sheets”) and the statements of income and cash flows of each Seller for the year then ended, as well as, in each case, the notes thereto (collectively, the “Financial Statements”). The Financial Statements have been prepared based on the books, records, accounts and related records of each Seller maintained with respect to the Business, which books, records, accounts and related records are complete and accurately and fairly present in detail all of the assets, liabilities, revenues, expenses, cash flows and transactions of each Seller and have been maintained in accordance with sound business practices, including the maintenance of adequate internal controls. The Financial Statements fairly represent in all respects the financial position of each Seller as at each Balance Sheet Date, as applicable, and for the period then ended, all in accordance with GAAP. No Seller has engaged in any transaction with respect to the Business or used any of the funds of any Seller in the conduct of the Business except for transactions and funds which have been and are reflected in the normally maintained books and records of the Business.

(b) The books of account and related records of each Seller reflect accurately and in detail the Acquired Assets and Assumed Liabilities. The books of account of each Seller have been maintained in accordance with sound accounting practices, including the maintenance of adequate internal controls. The minute books of each Seller contain accurate and complete records of all meetings held of, and corporate action taken by, the board of each Seller and the committees of the board of each Seller. No meeting of board members of any Seller or committees of the board of managers of any Seller has been held for which minutes have not been prepared and are not contained in the minute books of such Seller. All minute books of each Seller have been provided to the Buyer.

3.6 Undisclosed Liabilities.

No Seller has any liabilities or obligations (whether pursuant to Contracts or otherwise) of any kind whatsoever (whether accrued, contingent, absolute, determined, determinable or otherwise) except: (a) those reflected or reserved against on the Balance Sheets in the amounts shown thereon; (b) those reflected on Schedule 3.6; (c) those of the same nature as those set forth in the Balance Sheets that have arisen in the ordinary course of the Business after the Balance Sheet Date through the date hereof, all of which have been consistent in amount and character with past practice and experience, none of which, individually or in the aggregate, have or could have a Seller Material Adverse Effect, and none of which is a liability for breach of contract or warranty or has arisen out of tort, infringement, violation of law or a lawsuit or threat thereof; or (d) those arising under this Agreement. From and after the Closing, each Seller shall have sufficient funds to satisfy its Retained Liabilities.

3.7 Absence of Certain Changes or Events.

(a) Since January 1, 2007, each Seller has used its best efforts consistent with past practice to preserve the Business and each Seller’s relationships with customers, suppliers, lenders, creditors, employees, licensors, licensees, distributors and others with whom any Seller has a business or financial relationship, and, as of the date hereof, no such Person or group of Persons having a business or financial relationship with any Seller has informed any employee of such Seller that such Person intends to change or discontinue such relationship. Since January 1, 2007, the Business has been conducted in the ordinary course consistent with past practice as disclosed by Sellers in writing to Buyer (including with respect to the collection of receivables, payment of payables and other liabilities, advertising activities, sales practices (including promotions, discounts and concessions), capital expenditures and inventory levels, and contributions to or accruals to or in respect of Benefit Plans (as defined herein)) and, except as set forth on Schedule 3.7, there has not occurred with respect to the Business:

(i) any event, occurrence, or development which, individually or in the aggregate, has had or could have Seller Material Adverse Effect;

(ii) any material damage, destruction, or property loss not fully covered by insurance;

(iii) any sale or other disposition of any single capital asset used in the Business having a book value in excess of $10,000, or any group of capital assets used in the Business having an aggregate book value in excess of $50,000;

(iv) any increase in wage, salary, commission, or other compensation (other than routine increases granted in the ordinary course of business and consistent with past practice) payable or to become payable by any Seller to any of its employees, or any change in any existing, or creation of any new, insurance or other plan under which such Seller provides benefits to such employees;

(v) any release of waiver by any Seller of any claim or right;

(vi) any dividends or other distributions to any Seller Principal or Affiliates of the any Seller (other than the distributions for tax purposes on the dates and in the amounts set forth on Schedule 3.7); nor

(vii) any event that, had it occurred after the signing of this Agreement and prior to he Closing, would have constituted a breach of Section 2.4(a) if written consent of the Buyer had not been previously obtained.

3.8 Licenses, Permits and, Authorizations.

Schedule 3.8 lists and describes all licenses, permits and authorizations that are currently held by each Seller. The Sellers hold all licenses, permits, and authorizations required for the conduct of the Business as currently conducted.  Such licenses, permits and authorizations are not subject to any restrictions or conditions that would limit the operation of the Business and there are no applications by any Seller or complaints by others pending or threatened before any Governmental Entity relating to any licenses, permits or authorizations involving the Acquired Assets, the Business or any Seller.

3.9 Assets Used in the Business.

Except for the Excluded Assets, the Acquired Assets constitute all of the assets or property used or held for use in the Business, and are sufficient to conduct the Business as the same is now being conducted in all respects and as the same is to be conducted by Buyer. Each Seller is engaged in the Business and no other business. The Business has only been conducted through the Sellers and not through any other division or direct or indirect subsidiary or Affiliate.

3.10 Acquired Assets.

(a) The Sellers, collectively, have good and valid title to all Acquired Assets, except those sold or otherwise disposed of in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case, free and clear of all Liens of any kind except (i) such as are set forth on Schedule 3.10(a), (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice, and (iii) Liens for Taxes, assessments, governmental charges or claims that are not yet delinquent (such Liens, encumbrances and imperfections of title described in clauses (i), (ii), and (iii) are hereinafter referred to collectively as “Permitted Liens”).

(b) Schedule 3.10(b) sets forth a list of all Tangible Personal Property. All Tangible Personal Property is in good working condition. All leased personal property used or held for use in the Business is in all respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof.

3.11 Real Property.

(a) Schedule 3.11(a) sets forth a complete and accurate list and description of all interests in any Leased Property and identifies any related leases and reciprocal easements or operating agreements. Each of the relevant leases is in full force and effect. No Seller has received any written notice that any Seller is in default of any such lease, and no Seller has sent to any landlord notice that such landlord is in default of any such lease. The current use by each Seller of the plants, offices, and other facilities located on any Leased Real Property does not violate any local zoning or similar land use or government regulations in any respect. During the term of the relevant leases, no condemnation of any portion of any of the Leased Properties has occurred, and no Seller has received any notice related to any future or proposed condemnation of any portion of any of the Leased Properties.

(b) For purposes of this Agreement, the term “Real Property” means leaseholds, and other estates in real property and appurtenances thereto, and all easements, privileges, rights-of-way, lands underlying any adjacent streets or roads, licenses, permits and other rights pertaining to or accruing to the benefit of such leasehold interests and estates in real property, buildings, warehouses, and fixtures and improvements thereon. The Sellers, collectively, have good and valid title to the leasehold estates in all the Leased Property, in each case free and clear of all Liens and other similar restrictions of any nature whatsoever.

3.12 Inventory.

The Inventory is valued on the books and records of each Seller and in the Financial Statements at the lower of cost or market. All Inventory is accounted for using the Perpetual Standard Cost method of accounting. All of the finished goods Inventory is in good, merchantable, and usable condition and is salable in the ordinary course of business within a reasonable period of time and at normal profit margins. All of the raw materials and work-in-progress Inventory of Sellers can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time. None of the Inventory is obsolete, slow-moving, has been consigned to others or is on consignment from others. The quantities of Inventory are not excessive, but are reasonable in the present and anticipated circumstances of the Business.

3.13 Intellectual Property.

(a) Schedule 3.13(a) sets forth a true and complete list of (i) all Intellectual Property owned, used, filed by, registered or licensed to each Seller in connection with the Business, and (ii) with respect to registered trademarks, all jurisdictions in which such trademarks are registered or applied for and all registrations and application numbers. The Sellers, collectively, own all right, title and interest in and to the Intellectual Property, and Sellers, collectively, have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and license, without payment to any other person, all Intellectual Property listed in Schedule 3.13(a), and the consummation of the transactions contemplated hereby will not conflict with, alter, or impair any such rights. The Sellers, collectively, have all rights to the Intellectual Property which are necessary in connection with the Business as it is presently being conducted and the Intellectual Property identified on Schedule 3.13(a) is all the Intellectual Property necessary for the operation of the Business.

(b) Except as set forth on Schedule 3.13(b), (i) no Seller has granted any licenses or contractual rights relating to Intellectual Property or the marketing or distribution thereof, and (ii) no Seller is bound by or a party to any Contracts of any kind relating to the Intellectual Property of any other Person, except for agreements relating to computer software licensed to any Seller in the ordinary course of business consistent with past practice. Subject to the rights of third parties set forth on Schedule 3.13(b), each Seller warrants that all Intellectual Property listed in Schedule 3.13(b) is free and clear of the claims of others and of all Liens whatsoever. The conduct of the Business as it is presently being conducted does not violate, conflict with or infringe the Intellectual Property of any other Person. Except as set forth on Schedule 3.13(b), no claims are pending or, to the knowledge of any Seller, threatened against any Seller by any Person with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property and no Seller has received any communications alleging that any Seller has violated any rights relating to Intellectual Property of any Person.

3.14 Labor and Employee Benefit Matters.

(a) No Seller has any contracts of employment with any employee and no Seller is a party to or subject to any collective bargaining agreements with respect to the Business. Each Seller has delivered to Buyer a true and complete list of all officers and key employees and a complete list of all other employees, in each case with their job titles and compensation, of the Business as of the Closing Date. Each of the employees of each of the Sellers who is by law subject to immigration control, has been granted appropriate permission to remain in PRC or any other applicable jurisdiction and has a valid work permit issued in relation to his employment with such Seller and has obtained all necessary extensions to his leave to remain in Hong Kong, PRC or any other applicable jurisdiction and so far as the Seller Principal is aware there are in existence no grounds upon which any such leave to remain or work permit might be curtailed or the employee may be required to leave PRC or any other applicable jurisdiction in which his services to such Company are required to be performed.

(b) Each Seller does not have an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as applied to the jurisdictions of the Sellers and Seller Principals (“Employee Benefit Plan”)), and each other employment, pension, welfare, savings, deferred compensation, severance, termination, holiday, vacation, sick leave, performance, incentive, bonus, insurance, stock option, stock purchase or other equity-based plan, program, arrangement or understanding with respect to which any Seller contributes or has aggregate liability in respect of present or former employees of the Business in excess of $10,000 (collectively with each Employee Benefit Plan, “Benefit Plan”).

(c) No employee of any Seller will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

(d) The consummation of the transactions contemplated by this Agreement shall not give rise to any liability with respect to any Benefit Plan.

(e) No Seller is indebted to any of its present or former employees in any amount whatsoever, other than for accrued wages, bonuses and related benefits and reasonable reimbursable business expenses incurred in the ordinary course of business.

(f) No Seller has outstanding and unsatisfied, in whole or in part, any loan or advance to any of its present or former employees, other than reasonable advances for business and related expenses made in the ordinary course of business.

(g) Each Seller has complied in all respects with all laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements, the payment of social security and other Taxes and occupational safety and health.

3.15 Litigation.

Schedule 3.15 sets forth an accurate and complete list of pending lawsuits or claims with respect to which (i) any Seller has knowledge, or (ii) any Seller or any employee of any Seller has been contacted against or affecting the Acquired Assets, the Assumed Liabilities, the Business or arising out of the Business. (a) None of the lawsuits or claims listed in Schedule 3.15 has had or will be reasonably expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (b) there are no unasserted or threatened claims that, if asserted in writing, would be required to be disclosed in Schedule 3.15, (c) no Seller is a party or subject to or in default under any judgment, order, injunction, or decree of any Governmental Entity or arbitration tribunal affecting the Acquired Assets or the transactions contemplated by this Agreement, (d) there is no lawsuit or claim by any Seller pending, or which any Seller intends to initiate, against any other Person, and (e) there is no pending or threatened investigation of or affecting the Acquired Assets or the Business by any Governmental Entity.

3.16 Brokers.

There is no investment banker, broker or finder or other Person who will have any valid claim against any Seller for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby as a result of any agreement of, or action taken by, any Seller. No Seller has any knowledge of, nor has taken any action which would give rise to, any claim for a broker’s or finder’s fee to be paid by Buyer in connection with the consummation of the transactions contemplated by this Agreement.

3.17 Contracts.

Schedule 3.17 hereto contains a complete and accurate list of all Contracts of the types described below to which any Seller is currently a party or otherwise bound (“Material Contracts”):

(a) Contracts with any customer or supplier, all engineering service contracts, and contracts with any agent, advertiser, consultant, advisor, sales representative, distributor, sales agent or dealer involving an exchange of consideration with an aggregate value greater than $10,500;

(b) covenants not to compete;

(c) Contracts with any Governmental Entity;

(d) agreements, Contracts or other instruments under which Sellers has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person or any other note, bond, debenture or other evidence of indebtedness issued to any Person;

(e) Contracts under which (i) any Person has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Seller, or (ii) any Seller has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person;

(f) pledges, security agreements, financing statements or other documents granting a Lien on any of the Acquired Assets (other than Permitted Liens);

(g) Contracts under which any Seller has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(h) Contracts under which any Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party and used in the Business;

(i) Contracts or other arrangements with any current or former officer, manager, employee, or stockholder, or with any relative, beneficiary, or spouse of the foregoing Persons, or with any Affiliate of any Seller, or any of its respective Affiliates (each, a “Related Party”);

(j) each joint venture or partnership arrangement or agreement, however named, involving a sharing of profits, losses, costs or liabilities by any Seller and any Person or entity;

(k) any other Contract, whether or not made in the ordinary course of business, which is material to the Business or the termination of which has had or may have a Seller Material Adverse Effect.

No Seller or any other party is (with or without the lapse of time or the giving of notice or both) in default in any respect under any Material Contract. The Sellers have made available to Buyer true and complete copies of all Material Contracts. Each Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the applicable Seller, and the other parties thereto, enforceable in accordance with its terms except as may be limited by bankruptcy or other laws affecting creditors’ rights and by equitable principles. No Seller has received any notice (written or oral) of the intention of any party to terminate or fail to renew any Material Contract.

3.18 Compliance with Laws.

The operations of the Business are not now being conducted and have not been conducted in violation of any applicable law, ordinance, statute, rule or regulation of any Governmental Entity. No Seller has received any notice from any Governmental Entity that the operations of the Business are being conducted in violation of any applicable law, ordinance, statute, rule or regulation of any Governmental Entity, or of any investigation or review pending or threatened by any Governmental Entity investigating or reviewing any alleged violation.

3.19 Environmental Matters.

Each Seller has operated the Business and Leased Property in full compliance with all applicable Environmental Laws. No Seller is currently subject to any liability, penalty or expense (including attorneys’ fees) and will not hereafter suffer or incur any loss, liability, penalty or expense (including attorneys’ fees) under Environmental Laws in effect on or prior to the Closing Date by virtue of any violation of any Environmental Laws occurring on or prior to the Closing Date, any activity conducted on or with respect to any property on or prior to the Closing Date or any environmental condition existing on or with respect to any property prior to the Closing Date, in each case whether or not any Seller permitted or participated in such act or omission. No Seller has generated, transported, stored, treated or disposed of, nor has either of them allowed or arranged for any third persons to generate, transport, store, treat or dispose of, any Hazardous Materials to or at: (a) any location other than a site lawfully permitted to receive Hazardous Materials for such purposes or (b) any location designated for remedial action pursuant to federal, state or local statute and relating to the environment or waste disposal; nor has any Seller performed, arranged for or allowed by any method or procedure such transportation or disposal in contravention of any legal requirements; except where such violation would not have a Seller Material Adverse Effect on the Business or operations of any Seller.

3.20 Taxes.

For purposes of this Agreement “Taxes” shall mean all Federal, state, local and foreign taxes or similar charges, including all income, franchise, real property, withholding, employment, sales, excise, business, value-added, deed, Enterprise Income Tax, import duty, stamp duty, land appreciation, and transfer taxes and any interest and penalties thereon. Each Seller has timely filed all Tax returns and Tax reports which are required to be filed (including proper filing extensions) on or prior to the Closing Date by the Business (the “Returns”). All the Returns were complete and correct in all respects at the time of filing. All Taxes due and payable with respect to taxable periods covered by the Returns, or with respect to which the Business is or might otherwise be liable for such periods (including Taxes which the Business may have been required to withhold from amounts owing to any stockholder, employee, creditor or third party), have been timely paid or are being contested in good faith as disclosed on Schedule 3.20. No Seller is delinquent in the payment of any Tax, nor has any Tax deficiency been proposed, assessed, or threatened against it. No Liens for Taxes exist with respect to any assets of the Business (other than Liens for Taxes, assessments, or governmental charges or claims that are not yet delinquent).

3.21 Insurance.

Each Seller maintains policies of fire and casualty, liability and other forms of insurance with respect to the Business in such amounts, with such deductibles and against such risks and losses, as are appropriate in the Business in which that Seller is engaged. The insurance policies currently owned and maintained by each Seller are listed and described on Schedule 3.21. All such policies set forth on Schedule 3.21 are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

3.22 Transactions with Affiliates.

(a) None of the Contracts between any Seller, on the one hand, and any of its Affiliates or any Related Party, on the other hand, will continue in effect subsequent to the Closing, (b) after the Closing, no Seller, Affiliate or Related Party will have any interest in any property (personal, tangible or intangible) or Contract used in or pertaining to the Business, (c) no Seller, Affiliate or Related Party has any direct or indirect ownership interest in any Person in which the Business has any direct or indirect ownership interest or with which the Business competes or has a business relationship, and (d) no Seller, nor any Affiliate or Related Party provides any products or services to the Business.

3.23 Customer Relations.

There exists no condition or state of facts or circumstances involving any Seller’s customers, suppliers, distributors, employees, or sales representatives that would reasonably be expected to adversely affect the Acquired Assets or the Business after the Closing Date.

3.24 Solvency; Post-Closing Financial Condition of Sellers.

No Seller is now insolvent nor will any Seller be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of each Seller exceeds the present fair saleable value of that Seller’s assets. Immediately following the Closing Date, (i) each Seller will be able to pay its liabilities as they become due in the usual course of its business; (ii) no Seller will have unreasonably small capital with which to conduct its present or proposed business; (iii) each Seller will have assets (calculated at fair market value) that exceed its liabilities; and (iv) each Seller will have and maintain adequate financial resources to pay, perform, and fully discharge all of such Seller’s Retained Liabilities and all of such Seller’s obligations set forth in this Agreement, including, without limitation, those obligations set forth in Article 7 hereof.

3.25 Suppliers; Raw Materials.

No Seller has received any notice or has any reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Buyer at any time after the Closing Date on terms and conditions similar to those used in its current sales to the Sellers, subject to general and customary price increases. No supplier of any Seller has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

3.26 Access to Buyer Information.

Seller Principal and each of the Sellers has had the opportunity to conduct his and its own independent investigation of Buyer and collect and review all materials made available by Buyer to evaluate the transaction contemplated by this Agreement. Seller Principal and his representatives have been provided the opportunity to ask questions of, and receive answers from, the directors and officers of Buyer concerning the business of Buyer. The Seller Principal acknowledges that he has had access to sufficient information to understand the merits and risks associated with the transactions contemplated by this Agreement. To the extent that Seller Principal has deemed it appropriate to do so, he has retained, and relied upon, appropriate professional advice concerning the tax, legal, business and financial merits and consequences of consummating the transactions contemplated by this Agreement and the Transaction Documents.

3.27 Foreign Corrupt Practices Act.

None of the Sellers, the Seller Principal, any director, officer, agent or employee of any of them, and any other Person associated with or acting for or on behalf of any of them has directly or indirectly (1) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Seller (or any Affiliate thereof), in violation of any law or otherwise constituting an offence under the Foreign Corrupt Practices Act of 1977 of the United States, as amended (assuming for these purposes that the Seller Principal and any Seller were subject to that Act), or (iv) in violation of any law (including without limitation any relevant and applicable Tax laws or in relation to the payment or non-payment of any Taxes by any Seller or the Seller Principal), or (2) established or maintained any fund or asset that has not been recorded in the books and records of any Seller, or (3) has violated any anti-corruption or anti-bribery laws or regulations of the PRC or equivalent laws and regulations promulgated in any other jurisdictions. None of the assets and properties of any Seller were obtained or procured through any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services that would have violated the foregoing representations and warranties.

3.28 Additional PRC Representations.

Schedule 3.28 contains a complete list and accurate corporate particulars of each Seller, including details of the holders of any equity interest or joint venture parties therein and the extent of their respective interests. Without limiting the other provisions of this Article 3, the following representations and warranties shall apply to each Seller:

(a) The articles, other constitutional documents and certificates of approval and any related joint venture contracts of the Seller are valid and have been duly approved and registered (as applicable) by competent PRC Governmental Entity;

(b) All business and other licenses, certificates, consents, approvals, qualifications, permits and other authorizations required from any Governmental Entity under any applicable Legal Requirements and Governmental Requirements in the PRC for the due and proper establishment and operation of the Seller and its business have been duly obtained and made and are in full force and effect.

(c) All filings, declarations, exemptions and registrations from or with all applicable and competent PRC Governmental Entities required in respect of the Seller and its operations including, without limitation, registrations with Foreign Economic Relations and Trade Commission, State or the relevant local Administration of Industry and Commerce, State Administration for Foreign Exchange, tax bureau and customs authorities have been duly completed in accordance with all applicable Legal Requirements and Governmental Requirements in the PRC.

(d) The Seller has complied with all applicable Legal Requirements and Governmental Requirements in the PRC regarding the contribution and payment of the registered or share capital of such Seller, the payment schedule of which has been approved by competent PRC Governmental Entities, and all such contributions and payments due on or prior to the date of Closing have been fully paid. Particulars of any such contributions and payments that remain outstanding after the date of Closing are fully set forth in Schedule 3.28.

(e) The Seller is not in receipt of any letter or notice from any PRC Governmental Entity notifying revocation of any permits or licenses issued to it by any PRC Governmental Entity for non-compliance or the need for compliance or remedial actions in respect of the activities carried out by it.

(f) The Seller has been conducting and will conduct its business activities within the permitted scope of its business license or is otherwise operating its business in full compliance with all applicable Legal Requirements and Governmental Requirements and with all requisite permits and licenses granted by competent PRC Governmental Entities or any other Person.

(g) All licenses and permits required for the conduct of any part of the Business which are subject to periodic renewal have been obtained and there are no grounds on which such renewals will not be granted by the relevant PRC Governmental Entities or other Persons.

(h) The Seller has complied with all Legal Requirement and Governmental Requirement in the PRC with regard to employment, labor or labor contracts, staff or labor management or protection, including without limitation those pertaining to welfare funds, social benefits, social insurance contributions, medical benefits, insurance, retirement benefits, pensions and the like.

3.29 Disclosure.

No representation, warranty, or statement of any Seller or any Seller Principal contained in this Article 3, in any of the Schedules referred to in this Article 3, or in any certificate, instrument, or document delivered by any Seller or any Seller Principal to the Buyer pursuant to Section 2.2, including the Seller Transaction Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance known to or anticipated by any Seller that has application to any Seller (other than general economic or industry conditions) and that may adversely affect or threaten the Acquired Assets or the Business that has not been set forth in this Agreement or the Schedules.

3.30 Complete and Accurate Schedules.

Each Schedule provided by Sellers under this Article 3 constitutes a complete and accurate list of the items specified to be contained in that Schedule. Each Seller has furnished to the Buyer complete and accurate copies of all documents listed or referred to in any Schedule.

ARTICLE 4
Representations and Warranties of Buyer

4.1 Corporate Status; Authority.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation. Buyer is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect (a) on the condition (financial or otherwise), business, liabilities, properties, assets or results of operations, taken as a whole, or (b) on the ability to perform its obligations under or to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”). Buyer has all requisite power to carry on its business as it is now being conducted, to own and operate such business and Buyer has all requisite power to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

4.2 Corporate Action.

All organizational proceedings necessary to be taken by or on the part of Buyer in connection with the transactions contemplated by the Buyer Transaction Documents have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered and constitutes, and each of the other Buyer Transaction Documents will be duly and validly authorized, executed and delivered and will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer, in accordance with and subject to its terms, except as may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally and by general equitable principles.

4.3 No Conflicts.

Neither the execution, delivery and performance by each of Buyer of the Buyer Transaction Documents, nor the consummation by Buyer of the transactions contemplated thereby is an event that, by itself or with the giving of notice or the passage of time or both, will (a) conflict with the organizational documents of Buyer, (b) constitute a violation of, or result in any breach of or any default under, or constitute grounds for termination or acceleration of, any material mortgage, indenture, lease, contract, agreement or instrument to which Buyer is a party or by which it is bound, except for such violations, breaches, terminations, and accelerations as individually or in the aggregate would not reasonably be expected to have a Buyer Material Adverse Effect or result in the creation of any material Lien upon any of Buyer’s assets such that it is reasonably likely that Buyer will be unable to proceed with the transactions contemplated in this Agreement, or (c) violate (i) any judgment, decree or order, or (ii) any statute, rule or regulation, in each such case, applicable to Buyer. The execution, delivery and performance by Buyer of this Agreement, and the consummation by Buyer of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Entity, other than filings with the SEC and NASDAQ, and other than actions or filings which, if not taken or made, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or filings and notices not required to be made or given to consummate the transactions contemplated by this Agreement.

ARTICLE 5
Non-competition

5.1 Defined Terms.

For purposes of this Agreement:

(a) “Restricted Seller” means the Seller Principal and each Seller identified in this Agreement (collectively the “Restricted Sellers” and each a “Restricted Seller”).

(b) “Restricted Employee” means any current or former employee, sales representative, consultant, advisor, agent, or contractor of any Restricted Seller who was employed by, worked for, or provided services to a Restricted Seller on or before the Closing Date, and who accepts an offer of employment with Buyer or who works for, becomes employed by or performs services for Buyer after the Closing Date in connection with the Acquired Assets of this Agreement.

(c) “Competitive Business” means any business engaged or preparing to engage in (i) any business competitive with any of the types of business activities that Restricted Sellers conducted or materially prepared to conduct prior to the Closing Date; (ii) manufacturing, licensing, producing, selling or distributing jewelry products, and (iii) owning and operating standalone stores, store counters, or any other means for distribution of jewelry products.

(d) “Specified Geographic Area” means the provinces of Zhejiang, Jiangsu and Hebei, the cities of Beijing and Shanghai and each and every province, city, county, parish or other political subdivision within a two hundred (200) mile radius of any store, counter, distribution location, or other locations in the provinces of Zhejiang, Jiangsu and Heibei, the cities of Beijing and Shanghai, as well as anywhere in the countries of China, in which the Restricted Sellers conducted its Business or otherwise distributed, licensed, marketed or sold its products or services as of the Closing Date or at any time during the twelve (12) month period immediately preceding the Closing Date, so long as Buyer, or any person or entity deriving title to the goodwill or ownership interest from Buyer, carries on and conducts a like Business therein.

(e) “Confidential Information” means any and all information in whatever form, tangible or intangible, that is not generally known to the public and that relates in any way to the Business conducted by Sellers, including concepts, techniques, processes, methods, systems, designs, programs, code, formulas, research, technologies, strategies, plans, and trade secrets, as well as customer lists, customer preferences, costs, profits, sources of supply, financial data, budgets, marketing data, business plans and production methods relating to any aspect of the present or actual anticipated business of the Sellers; information regarding the skills and compensation of other employees, consultants, contractors and/or agents of the Sellers; and customer, client or investor names and contact information and other confidential information relating to all such customers, clients and investors of Sellers. “Confidential Information” also includes information in whatever form, tangible or intangible, that is not generally known to the public and that was provided to Buyer by Sellers or the Seller Principal in connection with negotiations and other discussions leading up to this Agreement and/or that Buyer designates as being confidential. “Confidential Information” does not include any information that the receiving party can prove becomes publicly known through no wrongful act of the receiving party.

5.2 Non-competition.

In light of the Seller Principal’s ownership interest in the Sellers’ Business, his key position with the Sellers, his contributions in the past to the growth and development of the Sellers’ Business, his confidential and proprietary information relating to the business and operations of the Sellers, and the significant financial benefit that each will derive from the sale of the Business, including the sale of substantially all of the Sellers’ assets and the goodwill value of the Sellers’ Business to Buyer, and in order to preserve for Buyer the goodwill, proprietary rights and value of the Sellers’ Business, and to protect Buyer’s investment in the Acquired Assets, including the Confidential Information of the Sellers, each Restricted Seller hereby covenants and agrees that during and for the period commencing on the Closing Date and ending on the later of (i) the date that is five (5) years after the Closing Date, or (ii) the date that is two (2) years after the termination date of Restricted Seller’s employment with Buyer or its successors (and provided that Buyer or any person or entity deriving title from Buyer to the Business conducts a like Business in the Specified Geographic Area) (hereinafter, the “Restricted Period”), the Restricted Seller (including any Affiliate) shall not, directly or indirectly, except for on behalf of Buyer or with the prior written approval of Buyer:

(a) engage in, operate, control, carry on, manage, direct or otherwise conduct a Competitive Business within the Specified Geographic Area during the Restricted Period; or

(b) work for, be employed by, accept employment with, serve as an agent for, agree to provide advisory services to, consult with or otherwise assist any Person, entity or organization that engages in a Competitive Business within the Specified Geographic Area during the Restricted Period; or

(c) own, finance, lend to, have an economic interest in, or become associated as a partner, owner, stockholder, member, or joint venturer, or otherwise have a business relationship with, any Person, entity or organization (other than Buyer) engaged in, or about to become engaged in, a Competitive Business within the Specified Geographic Area during the Restricted Period, provided, however, that nothing in this Section 5.2(c) shall prohibit Restricted Seller from holding, directly or indirectly, up to two percent (2%) of any securities of an entity that is quoted on a national securities exchange or inter-dealer quotation system; or

(d) plan, develop, market, or make any preparations to provide assistance to any Competitive Business or to form a Competitive Business, including but not limited to any research or development efforts aimed at ultimately benefiting a Competitive Business, within the Specified Geographic Area during the Restricted Period.

5.3 Confidentiality.

Restricted Sellers acknowledge that due to the nature of their association with Sellers’ Business, each has Confidential Information that is of importance to the Business of Sellers, affects the value of Sellers’ Business being acquired by Buyer, and will continue to be confidential subsequent to the Closing Date, such that disclosure of such Confidential Information to others or the unauthorized use of such Confidential Information would cause substantial loss and harm to Buyer as purchaser of the Acquired Assets. Accordingly, Restricted Sellers agree that at all times hereafter, Restricted Sellers shall not, directly or indirectly, except for on behalf of Buyer or with the prior written approval of Buyer: (a) reveal, disclose, publish, communicate or divulge to any person or entity, in any manner whatsoever, any Confidential Information that has come into Restricted Seller’s knowledge or has been designed by, developed, or otherwise learned or received by Restricted Seller; (b) authorize, permit or allow the publication, communication, or disclosure of any Confidential Information; and (c) either on Restricted Seller’s own behalf or on behalf of any other Person, use any Confidential Information for any purpose other than for the benefit of Buyer.

The terms of this confidentiality covenant supplement and do not replace any other agreements to which Restricted Seller may be a party or any other obligations that Restricted Seller may have under laws regarding confidentiality, non-disclosure, assignment of inventions, or the protection of intellectual property, including any employment agreement or other agreement between Restricted Seller and Buyer or between Restricted Seller and Sellers.

5.4 Non-solicitation.

During the Restricted Period, the Restricted Sellers (including Affiliates) shall not, directly or indirectly, solicit, encourage, assist, facilitate or induce any customer, client, supplier, licensee or franchisee of Sellers as of the Closing Date (or who were such at any time during the six (6) month period immediately preceding the Closing Date), to breach any agreement or contract with, or to discontinue or reduce his, her, or its business relationships with, the Business of Sellers being acquired by Buyer within the Specified Geographic Area. Each Restricted Seller further covenants and agrees that during the Restricted Period, it shall not, and shall cause its Affiliates not to, directly or indirectly, except for on behalf of Buyer or with the prior written approval of Buyer, solicit, recruit, hire, employ or engage any Restricted Employee, or assist or facilitate any Person or entity other than Buyer in the hiring or recruitment (including assessment) of any Restricted Employee, or otherwise encourage, assist, or invite any Restricted Employee to enter into an employment relationship or a service arrangement of any kind with any Person or entity other than Buyer.

5.5 Reasonableness of Restrictions.

Restricted Sellers acknowledge that Buyer considers the restrictive covenants of this article 5 to be essential and integral to this Agreement, and Buyer would not purchase the Acquired Assets without the Restricted Sellers’ execution of this Agreement containing these restrictive covenants. Restricted Sellers will derive significant financial benefit from the Closing of this transaction, and the execution of this Agreement by Restricted Sellers is a condition to the Closing. Restricted Sellers further acknowledge and agree that the scope of Sellers’ Business is as defined in this Agreement and that the duration of the Restricted Period as well as the geographic scope of the Specified Geographic Area, and the related prohibitions in this article 5, are reasonable and necessary in order to protect the value and legitimate interests of Buyer and Buyer’s investment in the Acquired Assets, including preserving the goodwill of the Business as obtained pursuant to this Agreement and the Confidential Information of the Business. Restricted Sellers represent that each will otherwise be able to obtain gainful employment during the Restricted Period notwithstanding the provisions of this article 5.

5.6 Remedy for Breach and Right to Injunction.

Notwithstanding other provisions of this Agreement, Restricted Sellers agree that damages in the event of a breach by a Restricted Seller of article 5 of this Agreement would be difficult to ascertain and may be an inadequate remedy. The parties agree that Buyer will have the right to an immediate injunction or other equitable relief in a state or federal court with appropriate jurisdiction to enjoin any such threatened or actual breach, without any requirement to post bond or provide similar security. The existence of this right will not preclude Buyer from pursuing any other rights and remedies at law or in equity that Buyer may have, including recovery of damages for any breach by Restricted Sellers of this article 5.

5.7 Severability and Enforceability.

The provisions contained in the above Sections 5.1, 5.2, and 5.4 as to the time periods, geographic area, and scope of restricted activities shall be deemed severable, so that if any provision contained in any such Section of this Agreement is held to be invalid or unenforceable due to the asserted unreasonableness of time, scope or geographical restrictions, such covenants and restrictions will be deemed modified so as to be valid and effective for such period of time, scope and/or for such area as may be determined to be reasonable by a court of competent jurisdiction and will be enforced accordingly to the fullest extent lawfully permitted. If any portion of this article 5 is held to be invalid or unenforceable for any reason such that it cannot be modified with respect to the reasonableness of time, scope or geographical restrictions, such provisions will be severed from this Agreement and the remaining covenants and restrictions or portions thereof will remain in full force and effect.

ARTICLE 6
Additional Covenants

6.1 Access to Records.

Each Seller agrees to furnish to Buyer upon request as promptly as practicable, such information and assistance relating to the Acquired Assets and the Business as is reasonably necessary for the filing of any tax return, declaration or report, the making of any election related to Taxes, the preparation for any audit by any taxing authority, or the prosecution or defense of any claim, suit, or proceeding; provided, however, that such information and assistance shall be provided in a manner that will not unreasonably disrupt the business of the party providing information or assistance. Each Seller shall cooperate fully as to and to the extent reasonably requested by Buyer, in the conduct of any audit, litigation or other proceeding to the extent relevant to the Acquired Assets of the Business.

6.2 Litigation Cooperation.

In the event that any Seller or Buyer shall participate in any suit, action, proceeding or investigation concerning the Business conducted on or prior to the Closing Date (excluding any such suit, action, proceeding or investigation between any Seller and Buyer), the parties shall, upon the request of the party involved in such litigation, cooperate fully with such party at such party’s expense in connection therewith, except to the extent that such litigation arises from or constitutes a breach by any such party of any representation, warranty, covenant or agreement contained in this Agreement and the other agreements provided for herein.

6.3 Employees.

(a) Each Seller shall terminate all of the employees of the Business as of the Closing Date and use all reasonable efforts to cause such employees to make available their employment services to Buyer. Buyer may offer at-will employment on or after the Closing Date to any employee of the Business on the terms and conditions of employment as mutually agreed to between Buyer and such employees. Those employees who accept such offers of employment shall be referred to herein as the “Transferred Employees.”

(b) At or prior to Closing, each Seller shall insure that all compensation and accrued commissions and bonuses shall have been paid to all terminated employees of the Business. Each Seller shall provide or make available to Buyer copies of said termination notices and evidence of their final payments of such compensation, commissions and bonuses for all such employees

6.4 Final Sales Tax Return.

Sellers shall file its final sales tax Return and pay any and all sales Taxes due, if any, within the earlier of (i) when due or (ii) One Hundered and Eighty (180) days of the Closing Date.

ARTICLE 7
Survival of Representations and Warranties; Indemnification

7.1 General Provisions; Survival.

The representations and warranties and the covenants and any indemnities with respect thereto of the parties set forth in this Agreement shall survive the Closing for a period of three (3) years following the Closing Date to the extent that claim for breach thereof has not theretofore been made in writing by a party to the other party, except that (a) the representations and warranties of Sellers contained in Sections 3.1, 3.2, and 3.3 shall survive indefinitely following the Closing Date, and (b) the representations and warranties of Sellers contained in Sections 3.19 and 3.20 shall survive for a period of sixty (60) days following the expiration of the applicable statute of limitation relating thereto.

Any limitation or qualification set forth in any one representation and warranty in Article 3 or Article 4 or set forth in any one schedule to this Agreement shall not limit or qualify, or be deemed to limit or qualify, in any respect, any other representation and warranty contained in Article 3 or Article 4. The waiver by either party of any condition at Closing of the breach or inaccuracy of any representation or warranty, or breach of, or non-compliance with, any covenant or obligation, will not affect the right of such party to indemnification, payment of Buyer Damages or Seller Damages, as applicable, or other remedy at law or in equity based on such breach, inaccuracy, or noncompliance.

7.2 Indemnification by Sellers.

Each Seller shall jointly and severally indemnify, defend, save and hold Buyer and its officers, directors, employees, agents, Representatives and Affiliates (collectively, “Buyer Indemnitees”) harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs, expenses and taxes (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not any such demands, claims, allegations, etc., of third parties are meritorious; collectively, “Buyer Damages”) asserted against, imposed upon, resulting to, required to be paid by or incurred by any Buyer Indemnitee, directly or indirectly, in connection with or arising out of:

(a) any Retained Liability;

(b) any breach or inaccuracy of any representation or warranty made by any Seller in this Agreement;

(c) any breach, non-fulfillment, or non-performance of any covenant or agreement made by Sellers in or pursuant to this Agreement to which Sellers is or is to become a party; or

(d) any and all liabilities for any violation of, noncompliance with or failure by any Seller existing on the Closing Date or arising out of any transaction entered into, or any state of facts existing, prior to the Closing Date.

During the term of the Escrow Agreement, Sellers shall pay to Buyer all Buyer Damages in accordance with the Escrow Agreement, and thereafter from immediately available funds.

7.3 Indemnification by Buyer.

Buyer shall indemnify, defend, save and hold each Seller and its officers, directors, employees, Affiliates and agents (collectively, “Seller Indemnitees”) harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not any such demands, claims, allegations, etc., of third parties are meritorious; collectively, “Seller Damages”) asserted against, imposed upon, resulting to, required to be paid by or incurred by any Sellers Indemnitee, directly or indirectly, in connection with or arising out of:

(a) any Assumed Liability (except to the extent that Buyer is entitled to indemnification pursuant to this Article 7 from any Seller with respect to such Assumed Liability);

(b) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement; or

(c) any breach, nonperformance, or nonfulfillment of any covenant or agreement made by Buyer in or pursuant to this Agreement to which Buyer is or is to become a party.

7.4 Procedures Relating to Third Party Claims.

In order for Buyer Indemnitees or Seller Indemnitees, as the case may be, (the “indemnified party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim or demand made by any Person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within thirty (30) business days after receipt by such indemnified party of written notice of the Third Party Claim (the “Claim Notice”); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party demonstrates that it has been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such Claim Notice to the extent such expenses resulted from such failure to give notice). Thereafter, the indemnified party shall deliver to the indemnifying party, within ten (10) business days after the indemnified party’s receipt thereof, copies of all notices and documents (including court documents) received by the indemnified party relating to the Third Party Claim. If a Third Party Claim is made against an indemnified party, the indemnified party shall be entitled to conduct and control, through counsel of its choosing, the defense of any Third Party Claim.

The indemnified party may compromise or settle any Third Party Claim so long as the indemnified party gives the indemnifying party advance notice of any proposed compromise or settlement. The indemnified party shall permit the indemnifying party to participate in the defense of any Third Party Claim through counsel chosen by the indemnifying party, so long as all fees and expenses of such counsel are borne by the indemnifying party. If the indemnified party permits the indemnifying party to undertake, conduct, and control the defense and settlement of a Third Party Claim: (a) the indemnifying party shall not permit any lien to exist upon any asset of the indemnified party, including, without limitation, the Acquired Assets, (b) the indemnifying party shall not consent to any compromise or settlement that does not include as an unconditional term of such compromise or settlement the giving of a complete release from liability with respect to such Third Party Claim to the indemnified party, (c) the indemnifying party shall permit the indemnified party to participate in such defense or settlement through counsel chosen by the indemnified party, and (d) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of any damages, including fees and expenses of counsel for the indemnified party.

If the indemnified party permits the indemnifying party to assume the defense of any Third Party Claim, the indemnified party shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s reasonable request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a reasonable basis to provide additional information and explanation of any material provided hereunder.

Within ten (10) business days or the receipt of a Claim Notice, the Sellers, Seller Principal, or Buyer, as the case may be, shall deliver to the Escrow Agent and the Sellers, Seller Principal, or Buyer, as the case may be, a notice (“Objection Notice”) stating they intend to contest the claim (a “Contest”) or to accept liability thereunder.

(a) If the Sellers, Seller Principal, or Buyer, as the case may be, do not give an Objection Notice within that ten (10) business day period, the Sellers, Seller Principal, or Buyer, as the case may be, will be deemed to accept liability as it relates to such claim.

(b) If Buyer gives a timely Objection Notice, then within thirty (30) business days of the receipt thereof, the Sellers, Seller Principal, or Buyer, as the case may be, shall select an independent arbitrator (the “Independent Arbitrator”). The Independent Arbitrator shall be selected by the mutual agreement of the Sellers, Seller Principal, or Buyer, as the case may be. If the parties cannot agree on the identity of an Independent Arbitrator within ten (10) business days of the date of an Objection Notice, then the Independent Arbitrator will be determined by an arbitrator selected by the Seller Principal and an arbitrator selected by Buyer. The decision of the Independent Arbitrator shall be borne as directed by him. The Sellers, Seller Principal, or Buyer, as the case may be, shall be entitled to make such representation and provide such information and reports to the Independent Arbitrator within twenty (20) business days of the date of agreement or, if later, determination of the identity of the Independent Arbitrator. The Sellers, Seller Principal, or Buyer, as the case may be, shall use their respective commercially reasonable efforts to procure that the Independent Arbitrator issues his/her ruling within thirty (30) business days after the matter is submitted to him/her for consideration.

(c) If the Sellers or Seller Principal give a timely Objection Notice, the Escrow Agent shall not take any further action with respect to the claim being Contested except as further provided in the Escrow Agreement.

7.5 Other Claims.

In the event any indemnified party should have a claim against any indemnifying party under Section 7.2 or 7.3 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice (“Claims Notice”) of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 7.2 or 7.3, except to the extent that the indemnifying party demonstrates that it has been actually prejudiced by such failure or to the extent such failure extends beyond the applicable survival period set forth in Section 7.1. If the indemnifying party does not notify the indemnified party within thirty (30) days following its receipt of such Claims Notice that the indemnifying party disputes its liability to the indemnified party under Section 7.2 or 7.3, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 7.2 or 7.3 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute, and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

ARTICLE 8
Miscellaneous

8.1 Costs and Expenses.

Buyer will pay all legal fees and appraisal fees prior to Closing and all of such amounts paid by Buyer shall be deducted in full from the Cash Purchase Price that is to be paid to Sellers. Other than the foregoing, each party hereto shall bear all its expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, accounting, legal and financial advisory fees and expenses incurred in connection herewith.

8.2 Assignments.

No party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties, and any such attempted assignment or delegation without such consent shall be void and of no force and effect. Notwithstanding the foregoing, Buyer shall have the right to assign its rights and delegate its duties under this Agreement to any of its Affiliates or any successor companies (whether by merger, operation of law, or otherwise) or acquirer of all or substantially all of Buyer’s assets.

8.3 Further Assurances.

The parties shall from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the purpose of this Agreement.

8.4 Public Announcement.

No party shall, without the prior approval of the others, make any press release, public announcement, or other disclosure concerning the transactions contemplated by this Agreement, except in the case of Sellers and Buyer, to such of their respective employees, agents, and representatives who have a need to know.

8.5 Notices.

Notices and other communications required or provided for herein shall be in writing (which shall include notice by facsimile transmission) and shall be deemed to have been duly given and received (a) upon receipt, when delivered by hand or personal delivery, (b) upon transmission, when sent by facsimile transmission (with written confirmation of successful transmission), (c) on the second business day after the date of mailing, if delivered by a nationally recognized overnight delivery service (receipt requested), or (d) upon receipt, if delivered by certified or registered mail (receipt requested), in each case addressed as follows:

If to Sellers or Seller Principal:

Chujian Huang__________
______________________
______________________

with a copy to:

______________________
______________________
______________________

If to Buyer:

Fuqi International Holdings Co., LTD.
Unit 1217, Level 12, Landmark North
39 Lung Sum Avenue
Sheung Shui, New Territories
HKSAR
Attention: Yu Kwai Chong

with a copy to:

Kirkpatrick & Lockhart Preston Gates Ellis LLP
10100 Santa Monica Blvd., 7th Floor
Los Angeles, CA 90067
Attention: Thomas J. Poletti, Esq.
Facsimile No.: (310) 552-5001

or to such other address as a party may from time to time designate in writing to each of the other parties in accordance with this Section 8.5.

8.6 Amendment and Modification.

This Agreement may be amended, modified, or supplemented at any time only by the written agreement of the parties hereto.

8.7 Captions.

The captions of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

8.8 Governing Law.

This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

8.9 Waiver of Provisions.

The terms, covenants, representations, warranties and conditions of this Agreement may be amended, modified or waived only by a written instrument executed by the party sought to be bound thereby. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

8.10 Counterparts.

This Agreement may be executed in one or more facsimile counterparts, each of which shall be deemed to be an original copy of this Agreement, but all of which together shall constitute one and the same Agreement.

8.11 Entire Agreement.

This Agreement, including the Schedules and Exhibits hereto (which are incorporated herein by reference), constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersedes, cancels, and replaces any and all prior or contemporaneous agreements (including any letter of intent or term sheet), understandings, and negotiations between the parties and constitutes a complete and exclusive statement of the terms of the agreement between and among the parties with respect to the subject matter hereof. This Agreement is in the English language and shall govern the terms of this Agreement over any translated versions of this Agreement.

8.12 Definitions; Construction.

(a) As used herein, the following terms shall have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under the direct or indirect common control with such specified Person.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any domestic or foreign government or political subdivision thereof, whether on a federal, state or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

“Governmental Requirement” means at any time (i) any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization or other requirement of any Governmental Entity in effect at that time or (ii) any obligation included in any certificate, certification, franchise, permit or license issued by any Governmental Entity or resulting from binding arbitration, including any requirement under common law, at that time.

“Hazardous Materials” means all substances defined as any (A) hazardous substance as defined by any Environmental Law, (B) any petroleum or petroleum product, oil or waste oil; (C) any asbestos or polychlorinated byphenyls; (D) any hazardous material, toxic substance, toxic pollutant, solid waste, municipal waste, industrial waste, hazardous waste, flammable material, radioactive material, pollutant or contaminant or words of similar meaning and regulatory effect under any applicable Environmental Law; and (E) any other chemical, material, or substance exposure to which or whose discharge, emission, disposal or Release is prohibited, limited, or regulated under any applicable Environmental Law.

“Knowledge,” “to the knowledge,” “known” or similar variations thereof shall mean:, as it relates to the Seller Principal or any company, the actual knowledge of the Seller Principal, plus such knowledge as the Seller Principal or each company would have acquired after due investigation of the relevant fact or matter (including making all necessary enquiries with the respective officers, directors and employees of each company), regardless of whether such investigation has actually occurred, and as to any other Person, the actual knowledge of a specified Person of any particular fact or other matter after due investigation, and the words “aware,” “known” or similar words, expressions or phrases shall be construed accordingly.

“Legal Requirement” means any law, regulation, rule, ordinance, decree, order or other standard imposed by a Governmental Entity applicable to a party or the conduct or operation of its business or the ownership or use of any of its assets, including, in the case of any Company, all those imposed under the laws of the PRC, or any equivalent or similar laws, rules, regulations or requirements of any other applicable jurisdiction.

“Person” means an individual, a corporation, a limited liability company, a partnership, a joint venture, a business association, a trust or any other entity or organization, including a Governmental Entity.

“PRC” means the People’s Republic of China, excluding, for the purposes of this Agreement, the Macau Special Administrative Region, Hong Kong and Taiwan.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).

“Representative” when used with respect to any Person means any directors, officers, employees, stockholders, agents or representatives (including attorneys, accountants, consultants, banks and financial advisors) of such Person.

(b) The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

8.13 No Third Party Beneficiaries.

This Agreement is not intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns any rights or remedies hereunder.

8.14 Jurisdiction; Service of Process.

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either party in the courts of the State of Delaware. Each party irrevocably consents to the jurisdiction of these courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid in such courts. Original process in any action or proceeding referred to in the preceding sentence may be served on any party (anywhere in the world) by nationally recognized overnight courier service (receipt requested) in accordance with the notice provisions set forth in this Agreement, and service so made will be conclusively deemed to be accepted and completed for all purposes (notwithstanding any more restrictive service requirements set forth in any applicable federal or state rules of civil procedure governing service of original process) on the second business day after deposit with such courier.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Buyer, Sellers, and Seller Principal have each caused this Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

BUYER:

FUQI INTERNATIONAL HOLDINGS CO., LTD.

By:	/s/ Yu Kwai Chong
Name:	Yu Kwai Chong
Title:	Chairman & Chief Executive Officer

SELLERS:

BEIJING YINZHONG TIANMEI JEWELRY CO., LTD.

By:	/s/ Chujian Huang
Name:	Chujian Huang
Title:	Legal Representative

SHANGHAI TIANMEI JEWELRY CO., LTD.

By:	/s/ Chujian Huang
Name:	Chujian Huang
Title:	Legal Representative

SELLER PRINCIPAL:

/s/ Chujian Huang
Chujian Huang

[Exhibit A to Asset Purchase Agreement - Form of Assignment and Assumption Agreement]

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made the __ day of _____, 2008, by and between Fuqi International Holdings Co., LTD., a British Virgin Islands company (the “Buyer”), Beijing YinZhong TianMei Jewelry Co., Ltd., a company established under the laws of the PRC (“TianMei Beijing”), Shanghai TianMei Jewelry Co., Ltd., a company established under the laws of the PRC (the “TianMei Shanghai” and together with TianMei Beijing, collectively the “Sellers” and each a “Seller”), and Chujian Huang, an individual residing in the PRC with holder of PRC identity card no. 440105196302250950 (the “Seller Principal”).

WITNESSETH:

WHEREAS, Sellers, Buyer and Seller Principal entered into an Asset Purchase Agreement dated as of April 18, 2008 (the “Asset Purchase Agreement”), pursuant to which the Sellers agreed to sell and the Buyer agreed to purchase the Acquired Assets;

WHEREAS, the Asset Purchase Agreement provides that the Buyer shall, as of the date hereof, assume certain of the Sellers’ obligations and liabilities, subject to and in accordance with the terms of the Asset Purchase Agreement; and

WHEREAS, the Asset Purchase Agreement contemplates that this Assignment and Assumption Agreement be entered into and delivered as of the date hereof.

NOW, THEREFORE, in consideration of the promises, and the covenants and agreements contained herein and in the Asset Purchase Agreement, and intending to be legally bound hereby, the Sellers, Seller Principal and the Buyer hereby agree as follows:

1. The Sellers hereby assign, transfer and deliver to the Buyer all of the Sellers’ right, title and interest in and to the Acquired Assets. The Buyer hereby assumes and agrees to perform, pay or discharge all of the Assumed Contracts. Notwithstanding the foregoing, the Buyer shall not assume, perform, pay or discharge any of the Retained Liabilities.

2. The Sellers, Seller Principal and the Buyer shall execute and deliver, or cause to be executed and delivered, from time to time hereafter, upon request, all such further documents and instruments and shall do and perform all such acts as may be reasonably necessary to give full effect to the intent of this Assignment and Assumption Agreement.

3. All capitalized terms used herein but not otherwise defined herein shall have the respective meanings given them in the Asset Purchase Agreement.

4. The terms of this Assignment and Assumption Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto.

5. This Assignment and Assumption Agreement shall be governed by the laws of the State of Delaware without regard to any conflicts of law provisions. Each of the Buyer, Sellers and Seller Principal hereby irrevocably and unconditionally: (a) agrees that any suit, action or legal proceeding arising out of or relating to this Assignment and Assumption Agreement or any agreement contemplated hereby brought by any such party shall be brought in the courts of the State of Delaware; (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding; and (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and, in connection therewith, all defenses of lack of personal jurisdiction and forum inconveniencies.

6. This Assignment and Assumption Agreement is made subject to and in accordance with the terms of the Asset Purchase Agreement and the Disclosure Schedules, which are incorporated herein by reference.

7. The provisions of this Assignment and Assumption Agreement shall not confer any rights on any person not a party to (a) the Asset Purchase Agreement or a permitted assignee thereof or (b) this Assignment and Assumption Agreement.

8. This Assignment and Assumption Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

BUYER:

FUQI INTERNATIONAL HOLDINGS CO., LTD.

By:
Name: Yu Kwai Chong
Title: Chairman & Chief Executive Officer

SELLERS:

BEIJING YINZHONG TIANMEI JEWELRY CO.,
LTD.

By:
Name: Chujian Huang
Title: Legal Representative

SHANGHAI TIANMEI JEWELRY CO., LTD.

By:
Name: Chujian Huang
Title: Legal Representative

SELLER PRINCIPAL:

Chujian Huang

[Exhibit C to Asset Purchase Agreement - Form of Bill of Sale]

BILL OF SALE

THIS BILL OF SALE, dated as of the __ day of _____, 2008, by and between Fuqi International Holdings Co., LTD., a British Virgin Islands company (the “Buyer”), Beijing YinZhong TianMei Jewelry Co., Ltd., a company established under the laws of the PRC (“TianMei Beijing”), Shanghai TianMei Jewelry Co., Ltd., a company established under the laws of the PRC (the “TianMei Shanghai” and together with TianMei Beijing, collectively the “Sellers” and each a “Seller”), and Chujian Huang, an individual residing in the PRC with holder of PRC identity card no. 440105196302250950 (the “Seller Principal”).

WITNESSETH:

WHEREAS, Buyer, Sellers and Seller Principal have entered into that certain Asset Purchase Agreement dated as of April 18, 2008 (the“Asset Purchase Agreement”), which provides, inter alia, for the sale by the Sellers to the Buyer of all of the right, title and interest in and to the Acquired Assets (as defined below).

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

Section 1. Definitions. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given them in the Asset Purchase Agreement.

Section 2. Bill of Sale. The Sellers hereby sell, convey, transfer and assign to the Buyer and the Buyer hereby purchases, acquires and accepts from the Sellers, all right, title and interest in and to all of the Acquired Assets, other than the Excluded Assets free and clear of any and all Liens and subject to and in accordance with the provisions of the Asset Purchase Agreement.

Section 3. Effective Date. The sale, conveyance, transfer and assignment by the Sellers, and the acceptance by the Buyer, of the Acquired Assets, shall be effective as of the date hereof.

Section 4. Further Assurances. The Sellers and Seller Principal shall from time to time, at the Buyer’s request and without further consideration, execute and deliver to the Buyer such instruments of transfer, conveyance and assignment as the Buyer may reasonably request to evidence further any transfer, conveyance and assignment of the Acquired Assets to the Buyer pursuant to this Bill of Sale.

Section 5. Miscellaneous. This Bill of Sale may be executed in two or more facsimile counterparts, each of which shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. The terms and conditions of this Bill of Sale shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto.

Section 6.  Governing Law. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflicts of law provisions. Each of the Buyer, Sellers and Seller Principal irrevocably and unconditionally: (a) agrees that any suit, action or legal proceeding arising out of or relating to this Bill of Sale brought by either party shall be brought in the courts of the State of Delaware; (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding; and (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and, in connection therewith, all defenses of lack of personal jurisdiction and forum inconveniencies.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Sellers have executed this Bill of Sale as of the date and year first above written.

BUYER:

FUQI INTERNATIONAL HOLDINGS CO., LTD.

By:
Name: Yu Kwai Chong
Title: Chairman & C.E.O.

SELLERS:

BEIJING YINZHONG TIANMEI JEWELRY CO.,
LTD.

By:
Name: Chujian Huang
Title: Legal Representative

SHANGHAI TIANMEI JEWELRY CO., LTD.

By:
Name: Chujian Huang
Title: Legal Representative

SELLER PRINCIPAL:

Chujian Huang